Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 and related preliminary prospectus of our report dated April 13, 2022, with respect to the consolidated financial statements of Aridis Pharmaceuticals, Inc. (“Company”) as of and for the year ended December 31, 2021 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 9, 2023